EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2011 Results

TULSA, Okla., June 8, 2011 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal fourth quarter and the full year ended February 28, 2011.

For the fiscal year 2011, the Company reports net revenue of $27,243,200, a decrease of $1,427,600 when compared to $28,670,800 for the previous year and net earnings of $1,168,200 compared to $1,913,600. Earnings per share were $0.30 compared to $0.49 the previous year on a fully diluted basis.

For the fourth quarter 2011, the Company announced net revenues of $5,712,800 compared to 6,257,900 for the same period last year. The Company reported 2011 fourth quarter net earnings of $12,900 compared with $347,700 for the 2010 fourth quarter resulting in earnings per share of $0.00 per share for 2011 fourth quarter and $0.08 for 2010 fourth quarter on a fully diluted basis.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28,		Twelve Months Ended February 28,
	2011	2010	2011	2010

NET REVENUES	$ 5,712,800	$ 6,257,900	$ 27,243,200	$ 28,670,800
EARNINGS BEFORE INCOME TAXES	18,500	544,000	1,870,200	3,052,400
INCOME TAXES	5,600	196,300	702,000	1,138,800
NET EARNINGS	$ 12,900	$ 347,700	$ 1,168,200	$ 1,913,600

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.00	$ 0.08	$ 0.30	$ 0.49
Diluted	$ 0.00	$ 0.08	$ 0.30	$ 0.49

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	3,901,319	3,883,036	3,887,895	3,866,510
Diluted	3,904,601	3,886,019	3,890,384	3,868,082

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522